Exhibit 4.1

AMENDMENT NO. 2 TO RIGHTS AGREEMENT

This AMENDMENT NO. 2 (the “Amendment”) to the Rights Agreement (the “Rights Agreement”), dated as of March 5, 2015, by and between MagnaChip Semiconductor Corporation., a Delaware corporation (the “Company”), and American Stock Transfer & Trust Company, LLC, a New York limited liability trust company, as rights agent (the “Rights Agent”), is entered into as of September 2, 2016. Capitalized terms used but not otherwise defined herein shall have the respective meanings ascribed to such terms in the Rights Agreement.

WHEREAS, Section 27 of the Rights Agreement permits the Company to amend the Rights Agreement in the manner provided therein at any time so long as the Rights are redeemable, and as of the date hereof the Rights are redeemable.

NOW, THEREFORE, the Rights Agreement is hereby amended as follows:

Section 1. Amendments to Rights Agreement. The Rights Agreement is hereby amended as follows:

(a) The definition of “Final Expiration Date” in Section 1 the Rights Agreement is hereby amended and restated in its entirety to read as follows:

““Final Expiration Date” means the close of business on March 5, 2017.”

(b) In Exhibit B and Exhibit C of the Rights Agreement, all references to “March 5, 2016” are amended and restated so that such references read “March 5, 2017”.

Section 2. Certification. This Section 2 shall constitute a certificate from an appropriate officer of the Company for purposes of Section 27 of the Rights Agreement, and the Company and the officer of the Company signing this Amendment below, on behalf of the Company, (i) hereby certify that to their knowledge this Amendment is in compliance with the terms of Section 27 of the Rights Agreement and (ii) request and direct that the Rights Agent execute and deliver this Amendment, in accordance with Section 27.

Section 3. Effective Date. This Amendment is effective as of September 2, 2016.

Section 4. Full Force and Effect. Except as expressly amended hereby, the Rights Agreement shall continue in full force and effect unamended and in accordance with the provisions thereof on the date hereof.

Section 5. Governing Law. This Amendment shall be governed by and construed in accordance with the laws of the State of Delaware applicable to contracts to be made and performed entirely within such State.

Section 6. Severability. If any term, provision, covenant or restriction of this Amendment is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Amendment shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

Section 7. Counterparts. This Amendment may be executed in any number of counterparts, each of which shall be deemed an original, and all of which together shall constitute one and the same instrument.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the Company and the Rights Agent have caused this Amendment to be duly executed as of the day and year first above written.

COMPANY:

MAGNACHIP SEMICONDUCTOR CORPORATION

By:	/s/ Theodore Kim
	Name:	Theodore Kim
	Title:	CCO, EVP, GC and Secretary

RIGHTS AGENT:

AMERICAN STOCK TRANSFER AND TRUST COMPANY, LLC

By:	/s/ Michael A. Nespoli
	Name:	Michael A. Nespoli
	Title:	Executive Director

Signature Page to Amendment No. 2 to Rights Agreement